UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2007

FLOW INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-12448	91-1104842
(Commission File Number)	(IRS Employer Identification No.)

23500 64th Avenue South, Kent, Washington	98032
(Address of Principal Executive Offices)	(Zip Code)

(253) 850-3500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 2, 2007 Flow International Corporation (the “Copmpany”) announced its results for the six months ended October 31, 2006. A copy of the press release is attached as Exhibit 99.1.

On February 2, 2007, the Company also issued a press release that indicated that as part of a planned leadership transition, Stephen R. Light plans to retire as Flow’s President and Chief Executive Officer upon appointment of a successor. The Board of Directors has retained the services of executive search firm Korn/Ferry International and a CEO search is underway. The press release quoted Mr. Light as follows:

“In May and July of 2006, the Company’s Board and management met, as we do annually, to review our strategic plan for the coming five years. . . During that process this past year, it became obvious to me that many of the projects we were embarking on will require several years to implement. . . .

“My intent has been to retire from Flow at the end of Flow’s 2008 fiscal year. I realized that my time horizon was shorter than many of these projects and as a result, I began the discussion with the board about selecting an appropriate successor to guide the company through these long term opportunities. Now . . . I believe it’s time for me to step aside and allow the Board to bring on a successor who can see these many long-range initiatives through to fruition.”

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Chief Executive Officer Employment Agreement

On February 1, 2007 (the “Effective Date”), the Company and Stephen R. Light, the Company’s current President and Chief Executive Officer (the “Executive”) entered into an Employment Agreement (the “Agreement”). The Agreement, entered into in connection with Mr. Light’s retirement, amends and restates the employment agreement entered into by and between the Company and the Executive dated November 25, 2002, as amended on September 21, 2005.

The Agreement provides for a period of employment that begins on the Effective Date and, unless terminated earlier, ends on the earlier of (i) the employment termination date set forth in a notice from the Company to the Executive, such notice having been provided in connection with the Company’s public announcement that it has hired a new President and Chief Executive Officer or (ii) April 30, 2008 (the earlier date, being the “Transition Date”).

Subject to the terms and conditions of the Agreement, the Executive will be entitled to the following payments and benefits. For the period beginning on the Effective Date and ending on the later of (i) 12 months after the Transition Date or (ii) April 30, 2008, the Company will pay the Executive a base salary at the rate of $550,000 per year. The Executive is also eligible to receive a bonus under the Company’s annual incentive plan for fiscal year 2007 and for fiscal year 2008. To the extent that the Executive is employed by the Company during fiscal year 2008, the Executive will be entitled to receive a bonus for fiscal year 2009 in an amount equal to the average of the bonuses for fiscal year 2007 and fiscal year 2008 and pro rated for the amount of time that the Executive was employed by the Company during fiscal year 2008. The Executive is entitled to a cash severance payment of $4,475,250 (less applicable tax withholdings). The Agreement provides that all unvested stock options and shares of restricted stock held by the Executive that would have vested pursuant to their respective terms if the Executive had been employed by the Company through the later of the Transition Date or April 30, 2007 will vest on the Transition Date. The Agreement also provides for other benefits, such as a monthly financial planning allowance, a monthly cash allowance in lieu of provision of other perquisites, vacation accrual, and eligibility to participate in life insurance, health insurance, 401(k) and similar benefit plans of the Company.

In general, the compensation and benefits described in the paragraph above will be provided to the Executive in connection with the Executive’s employment with the Company through the planned departure from the Company in connection with the Transition Date. In the event that the Executive’s employment is terminated prior to the Transition Date by reason of death or Disability (as defined in the Agreement) or by the Company other than for Cause (as defined in the Agreement) or by resignation of the Executive for Good Reason (as defined in the Agreement), then the Executive shall generally be entitled to receive the compensation and benefits described in the paragraph above. However, the Executive will not be entitled to all such described compensation and benefits if the Executive’s employment is terminated prior to the Transition Date by the Company for Cause or by resignation of the Executive other than for Good Reason but rather, the Executive will only be entitled to receive base salary and other bonuses (but not bonuses described in the preceding paragraph) and compensation earned by the Executive as of the date of termination.

The Agreement also contains confidentiality, non-competition, non-disparagement, non-solicitation and indemnification provisions.

The foregoing summary is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached as Exhibit 99.2 to this report and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release announcing results for the six months ended October 31, 2006

Exhibit 99.2	Employment Agreement by and between Flow International Corporation and Stephen Light dated February 1, 2007.

Exhibit 99.3	Press release relating to Stephen B. Light’s planned retirement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOW INTERNATIONAL CORPORATION
(Registrant)

Date: February 2, 2007	By:	/s/ Stephen R. Light
Stephen R. Light
President and Chief Executive Officer